Exhibit 4.5

Olden Lane Trust Series 2

Series MSA Supplement

Dated as of: April 28, 2017

This Series Master Services Agreement Supplement (the “Series MSA Supplement”) relating to Olden Lane Trust Series 2 (“Series 2 of Trust”) among the Trust, Olden Lane Securities LLC, as Depositor, Olden Lane Advisors LLC, as Evaluator and Supervisor, and The Bank of New York Mellon, as Custodian, Transfer Agent and Administrator, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Master Services Agreement For Olden Lane Trust, Effective for Unit Investment Trusts Investing in Equity Securities, Debt Securities and/or Derivative Transactions Established On and After November 19, 2015” (the “Master Services Agreement”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument.

Witnesseth That:

In consideration of the premises and of the mutual agreements herein contained, the Trust, the Depositor, the Custodian, the Transfer Agent, the Administrator, the Evaluator and the Supervisor agree with respect to the Series 2 of Trust as follows:

PART I

Master Services Agreement

The Trust hereby appoints Olden Lane Securities LLC, as Depositor, Olden Lane Advisors LLC, as Evaluator and Supervisor and The Bank of New York Mellon as Custodian, Transfer Agent and Administrator of the Series 2 of Trust, and by their execution and delivery hereof, Olden Lane Securities LLC, Olden Lane Advisors LLC and The Bank of New York Mellon accept their respective appointments.

Subject to the provisions of Part II hereof, all the provisions contained in the Master Services Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument. In the event of any inconsistency between the provisions of this Series MSA Supplement and the provisions of the Master Services Agreement, this Series MSA Supplement will prevail. All capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Master Services Agreement.

PART II

Special Terms and Conditions of Olden Lane Trust Series 2

The Series 2 of Trust specifies the following special terms and conditions:

1.                   The Securities for the Series 2 of Trust listed in Part 1 of Schedule A hereto have been deposited with the Custodian by the Depositor or its designee. Listed in Part 2 of Schedule A are Contract Securities; the Depositor or its designee will deliver to the Custodian the Securities represented by such Contract Securities as provided in the Master Services Agreement.

2.                   The aggregate number of Units for the Series 2 of Trust described in Section 2.03(a) of the Master Services Agreement (the “Initial Number of Units”) shall be that number of Units set forth under “Statement of Financial Condition—Number of Units” in the Prospectus for the Series 2 of Trust.

3.                   The undivided beneficial interest in and ownership of the Series 2 of Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which shall be the amount set forth under “Statement of Financial Condition—Number of Units” in the Prospectus for the Series 2 of Trust.

4.                   For each Security, the Underlying Asset to Unit Ratio for the Series 2 of Trust shall be equal to the ratio of (i) the “Aggregate Principal Amount” in respect of such Securities set forth under “Portfolio” in the Prospectus for Series 2 of Trust to (ii) the number of Units for Series 2 of Trust set forth under “Statement of Financial Condition—Number of Units” in the Prospectus for the Series 2 of Trust.

5.                   The term “Record Dates” shall mean the “Record Dates” set forth under “Essential Information” in the Prospectus for the Series 2 of Trust.

6.                   The term “Distribution Dates” shall mean the “Distribution Dates” set forth under “Essential Information” in the Prospectus for the Series 2 of Trust.

7.                   The term “Special Record Dates” shall mean the dates that may be declared by the Depositor in accordance with Section 24 of this Series MSA Supplement.

8.                   The term “Special Distribution Dates” shall mean the dates that may be declared by the Depositor in accordance with Section 24 of this Series MSA Supplement.

9.                   There shall be no “Deferred Sales Charge” or “Deferred Sales Charge Payment Dates” With respect to Series 2 of Trust.

10.                The term “Business Day” shall be as defined in the Master Services Agreement.

11.                The term “Mandatory Termination Date” shall mean the “Termination Date” set forth under “Essential Information” in the Prospectus for the Series 2 of Trust.

12.                The Series 2 of Trust shall elect to be a Regulated Investment Company and, if required, the Depositor shall, on behalf of the Series 2 of Trust, make such filings necessary to make such election.

13.                The Depositor’s, Evaluator’s and Supervisor’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus for the Series 2 of Trust.

14.                The aggregate of the Custodian’s, the Transfer Agent’s and the Administrator’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus for the Series 2 of Trust, with an aggregate minimum of $10,000 per annum.

15.                The term “Initial Date of Deposit” for the Series 2 of Trust shall be the date of this Series MSA Supplement.

16.                The term “Organizational Expense Period” for the Series 2 of Trust shall mean the period ending on the earlier of (i) the expiration of the initial offering period set forth in the Prospectus or (ii) the 180th day after the Initial Deposit Date.

17.                No Unitholder will be eligible for an In-Kind Distribution of Securities pursuant to Section 6.02 of the Master Services Agreement.

18.                Section 6.04 of the Master Services Agreement (“Rollover of Units”) shall not apply to the Series 2 of Trust.

19.                The “Creation and Development Fee” shall be the amount set forth under “Fee Table” in the Prospectus for the Series 2 of Trust.

20.                The Depositor and Evaluator represent that the Evaluator’s determination of the value of each Security as of the close of the New York Stock Exchange on the business day prior to the Initial Date of Deposit shall be set forth under “Statement of Financial Condition—Trust Portfolio” in the Prospectus for Series 2 of Trust, incorporated herein by reference.

21.                The Depositor may direct the dissolution of the Series 2 of Trust if due to (x) any action taken by a governmental body, or brought in court, or (y) a change in law (including tax law) or in the application or official interpretation of any law), there is or there is a substantial likelihood that the Series 2 of Trust will be prohibited in any material way from pursuing its principal investment strategy in the same manner and economic terms as on the inception date.

22.                For the Series 2 of Trust, the following provisions shall modify and supplement the Master Services Agreement:

(i)	Section 3.06 (a) is modified to add the following sentences at the end thereof:

“If the cash balances of the Series Income Account and Series Capital Account are insufficient to pay the expenses of the Series of Trust, the Depositor shall sell or liquidate Securities or Derivative Transactions in an amount sufficient for the payment of such expenses, provided, however, that the Depositor is authorized, but has no obligation, to assume any of the expenses otherwise payable by the Series of Trust and in such event shall pay the expense directly or provide funds to the Custodian for such payment.  The Depositor shall provide the Custodian written notice of the expenses to be assumed and their amount, and such assumption shall be reflected in the Trust Series Evaluation commencing with the first Trust Series Evaluation following the Custodian’s receipt of such notice.”

(ii)	Section 3.06 (c) is modified by deleting such section in its entirety and replacing it with the following:

“(c) The Unitholder of Series 2 of Trust’s “Income Distribution” shall be equal to such Unitholder’s pro rata share of the cash balance in the Series Income Account computed as of the close of business on the related Record Date on the basis of one-half of the estimated annual interest income to Series 2 of Trust for the ensuing twelve months after deduction of (i) the estimated fees and expenses then deductible pursuant to the preceding provisions of this Section 3.06 during the twelve month period for which the interest income has been estimated, and (ii) the Administrator’s estimate of other expenses properly chargeable to the Series Income Account pursuant to this Master Services Agreement which have accrued, as of such Record Date, or are otherwise properly attributable to the period to which such Income Distribution relates. The Custodian shall advance out of its own funds and deposit in and credit to the Series Income Account on each Distribution Date, to the extent that there is not sufficient cash in the Series Income Account, the additional amount, if any, anticipated by the Custodian to be necessary to make the Income Distribution as specified in the preceding sentence; the Custodian shall be entitled to be reimbursed from the Series Income Account when funds are available therein from income on any of the Securities, including upon the sale of Securities to meet redemptions, for any and all amounts advanced by it pursuant to this paragraph. The Custodian shall be deemed to be the beneficial owner of the income of the Series of Trust to the extent such income is required to reimburse the Custodian for amounts advanced by it pursuant to this paragraph; amounts payable to the Custodian in respect of such advances shall be secured by a lien on the Series of Trust prior to the interests of Unitholders. In the event any issuer of Securities fails to make an anticipated distribution, or there is a disposition of Securities or other event that reduces the net income which will be received from that estimated by the Custodian, the Custodian shall, on the Record Date or Record Dates next following the Custodian’s determination that such event has occurred, reduce the amount of the next following distribution or distributions by such amount as will enable the Custodian to recover any advances to the Series of Trust referable to the anticipated receipt of such unrealized income. The Custodian may recover the cost of advances as provided in Section 7.05.”

(iii)	Section 3.14 is modified to add the following sentence as the last sentence of the first paragraph thereof:

“Each of the Evaluator, Supervisor or Depositor may waive any portion of the compensation otherwise payable to it by written notice to the Custodian. Any such waiver shall be irrevocable and shall be reflected in the Trust Series Evaluation commencing with the first Trust Series Evaluation following the Custodian’s receipt of such notice.”

23.                Pursuant to Section 2.03 of the Master Services Agreement, the Depositor hereby directs that the Transfer Agent shall record the ownership by (i) the Depositor of a portion of the Initial Number of Units equal to one hundred (100) Units, and (ii) Esposito Securities, LLC of a portion of the Initial Number of Units equal to one hundred and fifteen (115) Units.

24.                (a) If at any time the balance of the Series Capital Account shall equal or exceed $5 per Unit, the Depositor may declare a Special Record Date and Special Distribution Date; provided that no Special Record Date or Special Distribution Date may occur within 30 calendar days of a Record Date or Distribution Date, respectively. The Transfer Agent shall provide notice to DTC of such declaration by the Depositor.

(b) On each Special Distribution Date, the Transfer Agent shall distribute to each Unitholder of record at the close of business on the related Special Record Date such Unitholder’s pro rata share of the Series Capital Account (computed as provided below in paragraph (c) of this Section 23).

(c) On each Special Distribution Date, the pro rata share of the Series Capital Account of each Unitholder of record at the close of business on the related Special Record Date shall be an amount per Unit equal to such Unitholder’s pro rata share of the cash balance of the Series Capital Account after deduction of (i) the fees and expenses then deductible pursuant to Section 3.06(a) of the Master Services Agreement and (ii) the Administrator’s estimate of other expenses properly chargeable to the Series Capital Account pursuant to the Master Services Agreement which have accrued, as of such Special Record Date, or are otherwise properly attributable to the period between such Special Record Date and the immediately preceding Record Date (except for monies on deposit therein required to purchase Contract Securities) computed as of the close of business on such Special Record Date.

This Series MSA Supplement shall be deemed effective when executed and delivered by the Trust, the Depositor, the Custodian, the Transfer Agent, the Administrator, the Evaluator and the Supervisor. Facsimile or electronic signatures (including signatures in Portable Document Format (PDF)) to this Series MSA Supplement shall be acceptable and binding, and this Series MSA Supplement may be delivered by facsimile or other electronic means (including by electronic mail or a designated document storage website).

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the undersigned have caused this Series MSA Supplement to be executed; all as of the day, month and year first above written.

Olden Lane Trust Series 2,

a Delaware Statutory Trust

By: Olden Lane Securities LLC,
as Depositor

By: /s/ Michel Serieyssol___________________
Michel Serieyssol
CEO

Olden Lane Securities LLC,

as Depositor

By: /s/ Michel Serieyssol___________________
Michel Serieyssol
CEO

Olden Lane Advisors LLC,

as Evaluator and Supervisor

By: /s/ Michel Serieyssol___________________
Michel Serieyssol
CEO

THE BANK OF NEW YORK MELLON,

as Custodian, Transfer Agent and Administrator

By: /s/ Rosalia A. Koopman _________________
Rosalia A. Koopman
Managing Director

Series MSA Supplement – Signature Page

Schedule A to Series MSA Supplement

Securities Initially Deposited

in

Olden Lane Trust Series 2

Part 1

Securities Delivered to the Custodian on The initial Date of Deposit

Part 2

Contract Securities

Incorporated herein by this reference and made a part hereof is the "Trust Portfolio—Portfolio Composition” in schedule as set forth in the Prospectus for Series 2 of Trust.